Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in each Amendment No. 1 to the Registration Statement on Form S-3 to Form S-16 (Registration Nos. 2-62247 and 2-65638) and in each Registration Statement on Form S-3 (Registration Nos. 33-3027, 33-16674, 33-19035, 33-40196, 33-58741 and 333-129292) and in each Registration Statement on Form S-8 (Registration Nos. 33-21506, 33-40199, 33-37548, 33-28064, 33-15639, 33-61986, 33-51121, 333-26361, 333-32393, 333-84561, 333-52862, 333-62550, 333-67180, 333-67284 and 333-124449) of Ball Corporation of our report dated February 22, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
February 22, 2006